Exhibit 16.1

February  24, 2011

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

To whom it may concern:

Re:  Masterbeat Corporation

We were previously the principal accountants Masterbeat Corporation and we reported on the Company’s financial statements for the years ended December 31, 2009 and 2008.  As of February 24, 2011, we were not engaged as the principal accountants for Masterbeat Corporation.  We have read Masterbeat Corporation statements under Item 4 of its Form 8-K dated February 24, 2011 and we agree with such statements.

For the most recent fiscal period through February 24, 2011, there has been no disagreement between Masterbeat Corporation and Lake and Associates, CPA’s LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Lake & Associates, CPA’s LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

SCHEDULE 1.1.

ASSETS & LIABILITIES

Assets

1.
Software:  All program software, as is, on services with license(s), and web sites, portals, databases, including all rights to and copies of the source code and associated documentation, developers notes and any other material required to support and/or modify the said source code.

2.
Domain names/URL’s:  www.audiostreet.net, www.mixstreet.net and www.livemansion.com (the “Websites”) including all copyrights (and renewals and extensions of copyright) and trademarks, whether such assets consist of literary, dramatic, or any other form of works of the rights to “livemansion” (collectively the “Assets”).

3.
Exclusion:  Specifically excluded are movie rights to a proposed movie that would have the title “Live Mansion”.  The site Live Mansion (found at www.livemansion.com) was engaged to provide contests related to the proposed movie of the same title which title is owned by a related entity Live Mansion:  the Movie LLC.

Liabilities

1.	$165,000 Note Owed to Lead Dog entities

2